Exhibit 10.23

YUM! BRANDS

LEADERSHIP RETIREMENT PLAN

Plan Document for the 409A Program,

Effective as of January 1, 2005

YUM! Brands Leadership Retirement Plan

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ARTICLE I – FOREWORD	1
ARTICLE II – DEFINITIONS	2
2.01 Allocation Date:	2
2.02 Authorized Leave of Absence:	2
2.03 Base Compensation:	2
2.04 Beneficiary:	3
2.05 Bonus Compensation:	3
2.06 Change in Control:	3
2.07 Code:	5
2.08 Company:	5
2.09 Disability:	5
2.10 Earnings Credit:	6
2.11 Earnings Rate:	6
2.12 Employer:	6
2.13 Employer Credit / Employer Credit Percentage:	6
2.14 ERISA:	6
2.15 Executive / Eligible Executive:	7
2.16 409A Program:	7
2.17 Key Employee:	7
2.18 LRP Account:	8
2.19 LRP Benefit:	8
2.20 Participant:	9
2.21 Plan:	9
2.22 Plan Administrator:	9
2.23 Plan Year:	9
2.24 Pre-409A Program:	9
2.25 Prohibited Misconduct:	9
2.26 Retirement:	10
2.27	Section 409A:	10
2.28 Separation from Service:	10
2.29 Spouse:	10
2.30 Termination Date:	11
2.31 Valuation Date:	11
2.32 Vesting Schedule:	11
2.33 Vested LRP Account:	11
2.34 Year of Participation:	11
2.35 Year of Service:	11
2.36 YUM! Organization:	12
ARTICLE III – PARTICIPATION	13
3.01 Eligibility to Participate.	13
3.02 Inception of Participation.	14
3.03 Termination of Participation.	14

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YUM! Brands Leadership Retirement Plan

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ARTICLE IV – ELECTIONS	15
4.01 Beneficiaries.	15
ARTICLE V – PARTICIPANT LRP BENEFITS	16
5.01 Credits to a Participant’s LRP Account.	16
5.02 Vesting Schedule.	18
5.03 Distribution of a Participant’s Vested LRP Account.	19
5.04 Valuation.	20
5.05 Forfeiture of LRP Benefit.	20
5.06 FICA Taxes and LRP Account Reduction.	20
ARTICLE VI – PLAN ADMINISTRATION	22
6.01 Plan Administrator.	22
6.02 Powers of the Plan Administrator.	22
6.03 Compensation, Indemnity and Liability.	23
6.04 Taxes.	23
6.05 Records and Reports.	24
6.06 Rules and Procedures.	24
6.07 Applications and Forms.	24
6.08	Conformance with Section 409A.	24
ARTICLE VII – CLAIMS PROCEDURES	25
7.01 Claims for Benefits.	25
7.02 Appeals.	25
7.03 Review in Court.	25
7.04 Special Claims Procedures for Disability Determinations.	26
ARTICLE VIII – AMENDMENT AND TERMINATION	27
8.01 Amendment to the Plan.	27
8.02 Termination of the Plan.	27
ARTICLE IX – MISCELLANEOUS	28
9.01 Limitation on Participant Rights.	28
9.02 Unfunded Obligation of Individual Employer.	28
9.03 Other Benefit Plans.	28
9.04 Receipt or Release.	28
9.05 Governing Law.	29
9.06 Adoption of Plan by Related Employers.	29
9.07 Rules of Construction.	29
9.08 Successors and Assigns; Nonalienation of Benefits.	30
9.09 Facility of Payment.	30
APPENDIX	32
APPENDIX ARTICLE A – LRP BENEFITS FOR CERTAIN PARTICIPANTS	33
A.01 Scope.	33
A.02 Allocation Date for Class I Appendix Participants.	33

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YUM! Brands Leadership Retirement Plan

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A.03 Employer Credit for Class I Appendix Participants.	33
A.04 Special Interim Earnings Rate for Class I Appendix Participants.	35
A.05 Vesting for Class I Appendix Participants.	35
A.06 Initial Eligibility Date for Class II Appendix Participants.	36
A.07 Employer Credit Percentage for Class II Appendix Participants.	36

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ARTICLE I – FOREWORD

YUM! Brands, Inc. (the “Company”) established the YUM! Brands Leadership Retirement Plan (the “Plan”) to benefit selected executives who are not eligible to participate in the YUM! Brands Retirement Plan. The Plan was effective as of April 1, 2002, and it was originally known as the Supplemental Executive Retirement Plan.

This document is effective as of January 1, 2005 (the “Effective Date”). It sets forth the terms of the Plan that are applicable to benefits that are subject to Section 409A, i.e., generally, benefits that are earned or vested after December 31, 2004 (the “409A Program”). Other benefits under the Plan shall be governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). Together, this document and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to be sufficient at all times to permit the Pre-409A Program to remain exempt from Section 409A.

With respect to benefits covered by this document, this document sets forth the terms of the Plan, specifying the group of executives of the Company and certain affiliated employers who are eligible to participate and the Plan’s general provisions for determining and distributing benefits. Additional and alternate provisions applicable to certain eligible executive’s benefits are set forth in the Appendix.

The Plan is unfunded and unsecured for purposes of the Code and ERISA. The benefits of an executive are an obligation of that executive’s individual employer. With respect to his or her employer, the executive has the rights of an unsecured general creditor.

ARTICLE II – DEFINITIONS

When used in this Plan, the following bold terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01	Allocation Date:

The date as of which an Employer Credit is credited to the Participant’s LRP Account. Except as otherwise provided in the Appendix for one or more specific Participants, the last business day of each Plan Year shall be an Allocation Date. In addition, when a Participant no longer is an active Participant, the last day of the calendar quarter containing his or her Termination Date shall also be an Allocation Date.

2.02	Authorized Leave of Absence:

A period of time when a Participant is considered to remain in the employment of his or her Employer (except as provided below) while not actively rendering services to his or her Employer as a result of one or more of the following –

(a)         A leave of absence pursuant to the Uniformed Services Employment and Reemployment Rights Act (“USERRA”);

(b)         A leave of absence pursuant to the Family Medical Leave Act (“FMLA”) or any other similar family medical leave law of a particular state, if such law provides for a longer leave of absence than the FMLA;

(c)         The receipt of short-term disability benefits from the YUM! Brands Short-Term Disability Plan (or such other short-term disability plan sponsored by his or her Employer); or

(d)         The receipt of long-term disability benefits from the YUM! Brands Long-Term Disability Plan (or such other long-term disability plan sponsored by his or her Employer);

During the period a Participant is receiving benefits described in Subsection (d) above, the Participant shall be considered to be on an Authorized Leave of Absence without regard to whether the Participant is generally considered to be a continuing Employee of the Employer.

2.03	Base Compensation:

An Eligible Executive’s gross base salary, as determined by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll for a period that the Eligible Executive is an active Participant in the Plan. For any applicable period, an Eligible Executive’s gross base salary shall be determined without regard to any reductions that may apply to the base salary, including applicable tax withholdings, Executive-authorized deductions (including deductions for the YUM! Brands 401(k) Plan and applicable health and welfare benefits), tax levies and garnishments.

2.04	Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the Participant’s Vested LRP Account in the event of the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death, and it must meet such other standards (including the requirement for spousal consent to the naming of a non-Spouse beneficiary by a married Participant) as the Plan Administrator shall require from time to time. An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect. If some but not all of the persons designated by a Participant to receive his or her Vested LRP Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Vested LRP Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be (i) in the case of a Participant who is married at death, the Participant’s Spouse, or (ii) in the case of a Participant who is not married at death, the Participant’s estate. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received prior to the Effective Date of the 409A Program shall be considered. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “Spouse,” that does not give the name of the Spouse) shall designate whoever is the person (if any) in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Vested LRP Account ceases to be a Beneficiary when all applicable payments have been made from the LRP Account.

2.05	Bonus Compensation:

The gross amount of an Eligible Executive’s target annual incentive or bonus award, which shall be equal to the Eligible Executive’s current annualized Base Compensation in effect as of the applicable Allocation Date multiplied by the Eligible Executive’s current target bonus percentage, in effect as of the applicable Allocation Date, under his or her Employer’s annual incentive or bonus plan. Bonus Compensation shall be determined by the Plan Administrator and shall only be taken into account to the extent paid in U.S. dollars from an Employer’s U.S. payroll. An Eligible Executive’s Bonus Compensation shall be determined without regard to any reductions that may apply, including applicable tax withholdings, Executive-authorized deductions (including deductions for the YUM! Brands 401(k) Plan and applicable health and welfare benefits), tax levies, and garnishments.

2.06	Change in Control:

A “Change in Control” shall be deemed to occur if the event set forth in any one of the following paragraphs shall have occurred:

(a)         Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or an Affiliate) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of Subsection (c) below;

(b)         The following individuals cease for any reason to constitute a majority of the number of directors then serving; individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company), whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)         There is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation, other than (i) a merger or consolidation immediately following which those individuals who immediately prior to the consummation of such merger or consolidation, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or an Affiliate) representing 20% or more of the combined voting power of the Company’s then outstanding securities.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of the foregoing, the following capitalized and underlined words shall have the meanings ascribed to them below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company).

2.07	Code:
The Internal Revenue Code of 1986, as amended from time to time.

2.08	Company:

YUM! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.09	Disability:

A Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (determined in accordance with the provisions of Section 409A), the Participant –

(a)         Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)         By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company (including the YUM! Brands Short-Term Disability Plan and the YUM! Brands Long-Term Disability Plan).

A Participant who has received a Social Security disability award will be conclusively deemed to satisfy the requirements of Subsection (a). In turn, a Participant who has not received a Social Security disability award will be conclusively deemed to not meet the requirements of Subsection (a).

The related term, “Disabled,” shall mean to suffer from a Disability.

2.10	Earnings Credit:

The increment added to a Participant’s LRP Account as a result of crediting the account with a return based on the Participant’s Earnings Rate.

2.11	Earnings Rate:

(a)         Earnings Rate as of the Effective Date. As of the Effective Date, the Earnings Rate shall be 6% per annum, compounded annually. In the event a Valuation Date occurs less than 12 months after the prior Valuation Date, this Earnings Rate shall be converted to a rate for the period since the last Valuation Date by reducing it to a rate that is appropriate for such shorter period. Such reduction shall be done in a way that would result in the specified 6% annual rate of return being earned for the number of such periods that equals one year. The Earnings Rate is used to determine the Earnings Credit that is credited to the Participant’s LRP Account from time to time pursuant to the provisions of Section 5.01(d).

(b)        Earnings Rate from and after July 1, 2006. Except as provided in the Appendix, from and after July 1, 2006, the Earnings Rate for all Participants shall be 5% per annum, compounded annually. In the event a Valuation Date occurs less than 12 months after the prior Valuation Date, this Earnings Rate shall be converted to a rate for the period since the last Valuation Date by reducing it to a rate that is appropriate for such shorter period. Such reduction shall be done in a way that would result in the specified 5% annual rate of return being earned for the number of such periods that equals one year. The Earnings Rate is used to determine the Earnings Credit that is credited to the Participant’s LRP Account from time to time pursuant to the provisions of Section 5.01(d).

(c)         Adjustments to the Earnings Rate. As provided by Section 5.01(d), the Earnings Rate shall be evaluated and may be revised by the Company on an annual basis.

2.12	Employer:

The Company, and each division of the Company and each of the Company’s subsidiaries and affiliates (if any) that is currently designated as an adopting Employer of the Plan by the Company. Where there is a question as to whether a particular division, subsidiary or affiliate is an Employer under the Plan, the determination of the Plan Administrator shall be absolutely conclusive. An entity shall be an Employer hereunder only for the period that it is – (a) so determined by the Plan Administrator, and (b) a member of the YUM! Organization.

2.13	Employer Credit / Employer Credit Percentage:

The Employer Credit is an amount that is credited to a Participant’s LRP Account as of each Allocation Date pursuant to the provisions of Section 5.01(b) and (c) or the Appendix. The “Employer Credit Percentage” is the percentage in Section 5.01(b) of Base Compensation or Bonus Compensation (or both), which is used to calculate a Participant’s Employer Credit pursuant to Section 5.01(c).

2.14	ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15	Executive / Eligible Executive:

An “Executive” is any individual in an executive classification of an Employer who (i) is receiving remuneration for personal services that he is she is currently rendering in the employment of an Employer (or who is on an Authorized Leave of Absence), and (ii) is paid in U.S. dollars from the Employer’s U.S. payroll. An “Eligible Executive” shall have the meaning provided in Section 3.01.

2.16	409A Program:

The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

2.17	Key Employee:

The individuals identified in accordance with principles set forth in Subsection (a), as modified by the following provisions of this Section.

(a)         In General. Any Eligible Executive or former Eligible Executive who at any time during the applicable year is –

(1)         An officer of an Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1));

(2)	A 5-percent owner of an Employer; or

(3)         A 1-percent owner of an Employer having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation (or, if lesser, the greater of 3 employees or 10 percent of the employees) shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Code Section 415(c)(3). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (including the provisions of Code Section 416(i)(3) that treat self employed individuals as employees for purposes of this definition); provided, that Code Section 416(i)(5) shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b)         Special Operating Rules. To ensure that the Company does not fail to identify any Key Employees based on the provisions of Subsection (a), the Company shall treat as Key Employees for the Plan Year of their Separation from Service those individuals who meet the provisions of Paragraph (1) or (2) below (or both).

(1)         The Company shall treat as Key Employees all Eligible Executives (and former Eligible Executives) that are classified for any portion of the Plan Year of their Separation from Service as Level 15 and above; and

(2)         The Company shall treat as a Key Employee any Eligible Executive who would be a Key Employee as of his or her Separation from Service date based on the standards in this Paragraph (2). For purposes of this Paragraph (2), the Company shall determine Key Employees under Subsection (a)(1) and (3) above based on compensation (as defined in Code Section 415(c)(3)) that is taken into account as follows:

(i)          If the determination is in connection with a Separation from Service in the first calendar quarter of a Plan Year, the determination shall be made using compensation earned in the calendar year that is two years prior to the current calendar year (e.g., for a determination made in the first quarter of 2005, compensation earned in the 2003 calendar year shall be used); and

(ii)         If the determination is in connection with a Separation from Service in the second, third or fourth calendar quarter of a Plan Year, the determination shall be made using the compensation earned in the prior calendar year (e.g., for a determination made in the second quarter of 2005, compensation earned in the 2004 calendar year shall be used).

In addition, a Participant shall be considered an officer for purposes of Subsection (a)(1), a 5-percent owner for purposes of Subsection (a)(2) or a 1-percent owner for purposes of Subsection (a)(3) with respect to a Separation from Service distribution, if the Participant was an officer, a 5-percent owner or a 1-percent owner (as applicable) at some point during the calendar year that applies, in accordance with Subparagraphs (i) and (ii) above, in determining the Participant’s compensation for purposes of that Separation from Service.

2.18	LRP Account:

The individual account maintained for a Participant on the books of his or her Employer that indicates the dollar amount that, as of any time, is credited under the Plan for the benefit of the Participant. The balance in such LRP Account shall be determined by the Plan Administrator. The Plan Administrator may establish one or more subaccounts as it deems necessary for the proper administration of the Plan, and may also combine one or more subaccounts to the extent it deems separate subaccounts are not then needed for sound recordkeeping. Where appropriate, a reference to a Participant’s LRP Account shall include a reference to each applicable subaccount that has been established thereunder.

2.19	LRP Benefit:

The amount or amounts that are distributable to a Participant (or Beneficiary) in accordance with Section 5.03. A Participant’s LRP Benefit shall be determined by the Plan Administrator based on the terms of the entire Plan.

2.20	Participant:

Any Executive who is qualified to participate in this Plan in accordance with Section 3.01 and for whom an Employer maintains on its books a LRP Account. An active Participant is one who is due an Employer Credit for the Plan Year (as provided in Section 3.03).

2.21	Plan:

The YUM! Brands Leadership Retirement Plan, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.22	Plan Administrator:

The Company’s Chief People Officer, who shall have the authority to administer the Plan as provided in Article V. In turn, the Chief People Officer has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Chief People Officer has delegated to the Company’s Compensation Department the day to day administration of the Plan. References in this document to the Plan Administrator shall be understood as referring to the Chief People Officer, the Company’s Compensation Department and any others delegated by the Chief People Officer, as appropriate under the circumstances.

2.23	Plan Year:

The 12-consecutive month period beginning on January 1 and ending on the following December 31 of each year.

2.24	Pre-409A Program:

The portion of the Plan that governs benefits that are not subject to Section 409A. The terms of the Pre-409A Program are set forth in a separate set of documents.

2.25	Prohibited Misconduct:

Any of the following activities engaged in, directly or indirectly, by a Participant shall constitute Prohibited Misconduct –

(a)         The engaging in any activity that constitutes fraud or embezzlement against any member of the YUM! Organization;

(b)         Using for profit or disclosed to unauthorized persons, confidential or trade secrets of the YUM! Organization;

(c)         Breaching any contract with or violating any fiduciary obligation to the YUM! Organization; or

(d)         The Participant engaging in any acts that are considered to be contrary to the YUM! Organization’s best interests, including violating the YUM! Organization’s code of conduct that is applicable to the Participant, engaging in unlawful trading in the securities of the Company based on information gained as a result of his or her employment with the YUM! Organization, submission of false or fraudulent business expense reimbursement forms, or engaging in any other activity which constitutes gross misconduct or fraud.

2.26	Retirement:
A Participant’s Separation from Service after attaining age 60.

2.27	Section 409A:

Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.28	Separation from Service:

A Participant’s separation from service with the YUM! Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. In addition, to the extent allowed by Section 409A, if –

(a)	A Participant is Disabled;

(b)         The Participant is receiving disability benefits under the Yum! Brands Short-Term Disability Plan, the Yum! Brands Long-Term Disability Plan or a similar disability plan of the Participant’s Employer (the “Disability Benefits”); and

(c)         The Participant’s Plan benefits, if paid to the Participant, would reduce the Participant’s Disability Benefits,

then the Participant shall be deemed to not incur a Separation from Service until such time as the payment of the Participant’s Plan benefits would not result in the reduction of the Participant’s Disability Benefits (e.g., because the Participant is no longer being paid Disability Benefits).

2.29	Spouse:

An individual shall only be recognized by the Plan Administrator as a Spouse or as being “married” to an Eligible Executive, if – (i) the individual is of the opposite gender to the Eligible Executive, (ii) the individual and the Eligible Executive are considered to be legally married (including a common law marriage, if the common law marriage was formed in one of the states that permit the formation of a common law marriage), and (iii) the marriage of the individual and the Eligible Executive is recognized on the relevant day as valid in the state where the Eligible Executive resides.

2.30	Termination Date:

This date that a Participant’s active participation in this Plan terminates as defined in Section 3.03(a).

2.31	Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant LRP Accounts are valued in accordance with Plan procedures that are currently in effect. As of the Effective Date, the Plan shall have a Valuation Date for all Plan Participants as of the last day of each Plan Year. In addition, if a Participant is entitled to a distribution under Article V, such Participant shall have a Valuation Date under the Plan that is the last day of the calendar quarter that contains the date as of which such Participant becomes entitled to a distribution under Article V. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed. Values under the Plan are determined as of the close of a Valuation Date. If a Valuation Date is not a business day, then the Valuation Date will be the immediately preceding business day.

2.32	Vesting Schedule:

The schedule under which a Participant’s LRP Account becomes vested and nonforfeitable in accordance with Section 5.02 or the Appendix.

2.33	Vested LRP Account:

The portion of a Participant’s LRP Account that has become vested and nonforfeitable within the meaning of Section 5.02(a) or the Appendix.

2.34	Year of Participation:

The period during a Plan Year (or such other period as provided in the Appendix) – (a) during which an Eligible Executive is an active Participant, and (b) during which an Eligible Executive has not incurred a Termination Date (the “Participation Period”). An Eligible Executive is considered an active Participant only for the period from and after when his participation begins under Section 3.02 until when it terminates under Section 3.03. If the Participation Period encompasses the entire Plan Year (or such other period as provided in the Appendix), the Participant shall be credited with a complete Year of Participation for such Plan Year (or such other period as provided in the Appendix). If the Participation Period covers only a portion of the Plan Year (or such other period as provided in the Appendix), then the Participant shall be credited with a fractional Year of Participation for such Plan Year (or such other period as provided in the Appendix). Such fractional Year of Participation shall be equal to the number of months during the Participation Period divided by twelve; provided, that if the Participation Period includes at least one day of a month, the Eligible Executive shall receive credit for the whole month.

2.35	Year of Service:

The number of 12-month periods in the period commencing on the Participant’s first day of employment with the YUM! Organization and ending on the Participant’s Separation from Service date. Years of Service shall include completed years and months. A partial month shall be counted as a whole month. If a Participant incurs a break in service and then is rehired by the YUM! Organization and again becomes a Participant in this Plan, the Participant’s Years of Service earned following his or her return shall not be taken into account in determining the Participant’s rights with respect to Employer Credits and Earnings Credits allocated prior to the break in service, and the Participant’s Years of Service earned prior to his or her break in service shall not be taken into account in determining the Participant’s rights with respect to Employer Credits and Earnings Credits allocated after the break in service.

2.36	YUM! Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the YUM! Organization only during the period it is one of the group of organizations described in the preceding sentence.

ARTICLE III – PARTICIPATION

3.01	Eligibility to Participate.

(a)         Rules Effective from and after January 1, 2007. Effective from and after January 1, 2007, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

(1)	The Executive meets one of the following –

(i)         The Executive is classified by his or her Employer as Level 14 or above on January 1, 2007 (and while he or she remains so classified);

(ii)        The Executive is hired by an Employer on or after January 1, 2007 as an Executive classified as Level 14 or above (and while he or she remains so classified); or

(iii)       The Executive is promoted by an Employer on or after January 1, 2007 from below Level 14 into a Level 14 or above position (and while he or she remains so classified);

(2)        The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

(3)	The Executive has attained at least age 40.

(b)        Rules Effective as of the Effective Date through December 31, 2006. Effective from and after the Effective Date and through December 31, 2006, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

(1)        The Executive has been selected by his or her Employer to participate in this Plan (and while he or she remains selected);

(2)        The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

(3)	The Executive has attained at least age 40.

(c)         Special Eligibility Rules. If an Executive was a Participant in the Pre-409A Program immediately prior to January 1, 2005, the Executive shall remain a Participant in this Plan subject to the regular participation rules of the Plan, including Section 3.03. Further, if an Executive became a Participant in the Plan by satisfying Section 3.01(b), such Executive shall remain a Participant in the Plan after January 1, 2007 subject to the regular participation rules of the Plan, including Section 3.03.

During the period an individual satisfies the eligibility requirements of Subsection (a), (b) or (c) above, whichever applies to the individual, he or she shall be referred to as an “Eligible Executive.”

3.02	Inception of Participation.

An Eligible Executive shall become a Participant in this Plan as of date the Participant first satisfies the eligibility requirements to be an Eligible Executive that are set forth in Section 3.01.

3.03	Termination of Participation.

(a)         General. Except as modified below, an individual’s eligibility to participate actively in this Plan shall cease upon his or her “Termination Date,” which is the earliest to occur of the following:

(1)	The date the individual ceases to be an Eligible Executive; or

(2)        The first day an individual begins a period of severance (i.e., the period that follows a Separation from Service).

Notwithstanding the prior sentence, an individual shall continue to participate actively in this Plan during a period of an Authorized Leave of Absence, and an individual who is on an Authorized Leave of Absence shall have a “Termination Date” on the day the individual does not return to active work at the end of such Authorized Leave of Absence. The calculation of an individual’s Employer Credit shall not take into account any compensation earned from and after his or her Termination Date. In addition, a Participant’s Participation Period for purposes of determining Years of Participation shall end on the Participant’s Termination Date.

(b)        Effect of Distribution of Benefits. An individual, who has been a Participant under the Plan, ceases to be a Participant on the date his or her Vested LRP Account is fully distributed.

ARTICLE IV – ELECTIONS

4.01	Beneficiaries.

A Participant shall be able to designate, on a form provided by the Plan Administrator for this purpose, a Beneficiary to receive payment, in the event of his or her death, of the Participant’s Vested LRP Account. A Beneficiary shall be paid in accordance with the terms of the Beneficiary designation form, as interpreted by the Plan Administrator in accordance with the terms of this Plan. At any time, a Participant may change a Beneficiary designation by completing a new Beneficiary designation form that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards (including the requirement of Spousal consent for married Participants) as the Plan Administrator shall require from time to time.

ARTICLE V – PARTICIPANT LRP BENEFITS

5.01	Credits to a Participant’s LRP Account.

(a)         General. The Plan Administrator shall credit to each Participant’s LRP Account the Employer Credit (if any) and the Earnings Credit at the times and in the manner specified in this Section. A Participant’s LRP Account is solely a bookkeeping device to track the value of his or her LRP Benefit (and the Employer’s liability therefor). No assets shall be reserved or segregated in connection with any LRP Account, and no LRP Account shall be insured or otherwise secured.

(b)        Employer Credit Percentage. Unless otherwise provided in the Appendix for one or more specific Participants, a Participant’s Employer Credit Percentage (if any) shall be equal to the following –

Participant Level as of Allocation Date	Employer Credit Percentage
Level 14	5.5%
Level 15	6.5%
Level 16	7.5%
Leadership Team (LT)	8.0%
Partners Council (PC)	9.5%

The Participant shall be assigned the corresponding Employer Credit Percentage for a Plan Year based upon his or her level as of the Allocation Date, regardless of whether the Participant was at that level for the entire Plan Year.

(c)	Employer Credit Amount.

(1)        General Rules. Unless otherwise provided in the Appendix for one or more specified Participants, the Plan Administrator shall convert the Employer Credit Percentage into a dollar amount by multiplying the Employer Credit Percentage by the Participant’s Base Compensation and Bonus Compensation (each as modified in paragraph (2) below) for the Plan Year, thereafter crediting the resulting product to the Participant’s LRP Account. The Employer Credit shall be determined by the Plan Administrator as soon as administratively practicable after each Allocation Date and shall be credited to the Participant’s LRP Account effective as of the Allocation Date. The calculation of the Employer Credit by the Plan Administrator shall be conclusive and binding on all Participants (and their Beneficiaries). A Participant shall not receive an Employer Credit for any Allocation Dates that occur after the Participant’s Termination Date.

(2)         Operating Rules. The following operating rules shall apply for purposes of determining a Participant’s Employer Credit under this Subsection (c):

(i)         The Plan Administrator shall use the Participant’s annualized Base Compensation in effect on the Allocation Date (without regard to whether the

Participant’s Base Compensation changed during the Plan Year) in determining the Participant’s Base Compensation and Bonus Compensation.

(ii)        If a Participant has less than 1 full Year of Participation for the Plan Year (e.g., as may apply in the Participant’s first and last Plan Year of participation), the Participant’s Base Compensation and Bonus Compensation that shall be used shall be multiplied by the Participant’s fractional Year of Participation for the Plan Year.

(iii)       If the Participant is on an Authorized Leave of Absence when an Allocation Date occurs, and as of the Allocation Date the Participant is not treated by his or her Employer as having currently applicable information with respect to Base Compensation, Bonus Compensation or Participant level, then the item or items of information that is inapplicable shall be replaced with the corresponding information that was applicable to the Participant as of the day prior to the Participant going on the Authorized Leave of Absence.

(iv)       A Participant shall not receive an Employer Credit under the Plan after the Participant’s LRP Account has been credited with 20 full Employer Credits (i.e., after 20 full Years of Participation as an active Participant in the Plan). For this purpose, all of a Participant’s Years of Participation shall be counted (including Years of Participation before a break in service), and fractional Years of Participation shall be aggregated into full Years of Participation. Accordingly, if a Participant has an initial fractional Year of Participation and thereafter works continuously as an Eligible Executive for at least 20 years, the Participant would have an initial fractional Year of Participation, followed by 19 full Years of Participation, and ending with a fractional Year of Participation, which when added to the initial Year of Participation results in a full Year of Participation.

(d)	Earnings Credit.

(1)        General Rules. As of each Valuation Date, the Plan Administrator shall determine a Participant’s Earnings Credit for the period since the last Valuation Date by multiplying the Earnings Rate for the period since the last Valuation Date by the balance of the Participant’s LRP Account as of the current Valuation Date. This Earnings Credit will be determined as soon as practicable after the applicable Valuation Date, and it shall be credited to the Participant’s LRP Account effective as of such Valuation Date. If a Participant has less than 1 full Year of Participation for the Plan Year (e.g., as may apply in the Participant’s first and last Plan Year of participation), the Participant shall receive a pro-rated Earnings Credit for that Plan Year that shall be based upon the Participant’s fractional Year of Participation for the Plan Year that was earned prior to the Valuation Date on which the pro-rated Earnings Credit will be made.

(2)        Revisions to Earnings Rate. As of the end of each Plan Year, beginning with the end of the 2007 Plan Year, the Company shall analyze the current Earnings Rate to determine if the rate provides a market rate of interest. If the Earnings Rate is considered to provide a market rate of interest, then the Earnings Rate will remain the same for the following Plan Year. If the Company concludes, in its discretion, that the Earnings Rate does not provide for a market rate of interest, then the Company currently intends to establish a new Earnings Rate to provide a market rate of interest, and the Company currently intends that such new Earnings Rate will apply for the following Plan Year. The determination of a market rate of interest shall be entirely within the discretion of the Company and shall be based on such factors as the Company determines to consider (e.g., the current 30-year Treasury Bond yield, the current yield on a certificate of deposit equal to the remaining time period for the average Participant to reach Retirement and the LRP Account balance for the average Participant, and such other factors as the Company shall determine in its sole discretion), the Company’s determination is final and non-reviewable, and the Company reserves the right to revise its intent in this regard. If the Earnings Rate is revised for a Plan Year, the Company shall authorize attaching an Exhibit to this Plan document indicating the revised Earnings Rate and the Plan Year to which it applies.

5.02	Vesting Schedule.

(a)         General. Upon a Separation from Service, a Participant shall only be entitled to a distribution (at the time provided in Section 5.03) of the portion (if any) of his or her LRP Account that has become vested and nonforfeitable at such time pursuant to the Vesting Schedule (as determined under this Section) that applies to the Participant. The portion (if any) of the Participant’s LRP Account that has not become vested by the Participant’s Separation from Service shall be forfeited and shall not be distributed to the Participant hereunder. The portion of the Participant’s LRP Account (from time to time) that has become vested and nonforfeitable pursuant to the Participant’s Vesting Schedule and this Section 5.02 shall be referred to as the Participant’s “Vested LRP Account.”

(b)        Vesting Schedule. Unless Subsection (c) applies or unless otherwise provided in the Appendix for one or more specific Participants, a Participant’s LRP Account shall become vested and nonforfeitable as follows:

(1)        Upon attaining five (5) Years of Service, a Participant shall become 50% vested in his or her LRP Account, and

(2)        Upon attaining ten (10) Years of Service, a Participant shall become 100% vested in his or her LRP Account.

(c)         Acceleration of Vesting. Notwithstanding Subsection (b) above, a Participant’s LRP Account shall become 100% vested and nonforfeitable upon the earliest of the following to occur:

(1)	The Participant’s Retirement;

(2)	The Participant becoming Disabled;

(3)	The Participant’s death; or

(4)	The occurrence of a Change in Control.

5.03	Distribution of a Participant’s Vested LRP Account.

The portion of the Participant’s Vested LRP Account that is governed by the terms of this 409A Program shall be distributed as provided in this Section. All distributions shall be paid in cash. In no event shall any portion of a Participant’s Vested LRP Account be distributed earlier or later than is allowed under Section 409A.

(a)         Distribution Upon Separation from Service. Unless the provisions of Subsection (b) apply, a Participant’s Vested LRP Account shall be distributed upon a Participant’s Separation from Service (other than for death or Disability) as follows:

(1)         If a Participant is age 55 or older on the Participant’s Separation from Service, the Participant shall be entitled to a distribution of his or her Vested LRP Account as of the Participant’s Separation from Service date. The Participant’s Vested LRP Account shall then be valued as of the Valuation Date that occurs on or immediately following the Participant’s Separation from Service date, and the resulting amount shall be paid in a single lump sum as soon as administratively practicable thereafter (but not later than permitted under Section 409A for a distribution that is to be made of the first day of the calendar quarter that begins immediately following the Valuation Date).

(2)         If a Participant is less than age 55 on the Participant’s Separation from Service, the Participant shall be entitled to a distribution of his or her Vested LRP Account as of when the Participant becomes age 55. After the Participant turns age 55, the Participant’s Vested LRP Account shall be valued as of the Valuation Date that occurs on or immediately following the Participant’s 55th birthday, and the resulting amount shall be paid in a single lump sum as soon as administratively practicable thereafter (but not later than permitted under Section 409A for a distribution that is to be made of the first day of the calendar quarter that begins immediately following the Valuation Date).

(3)         If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Vested LRP Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service. This shall be implemented as follows –

(i)          If the Participant is less than age 55 on the Participant’s Separation from Service and the Participant is classified as a Key Employee, the distribution shall occur as provided in paragraph (2) above, or if later, as soon as practicable following the first Valuation Date that occurs on or after 6 months after the Participant’s Separation from Service (but not later than permitted under Section 409A for a distribution that is to be made of the first day of the calendar quarter that begins immediately following the Valuation Date); and

(ii)         If the Participant is age 55 or older on the Participant’s Separation from Service and the Participant is classified as a Key Employee, the distribution shall occur as soon as practicable following the first Valuation Date that occurs on or after 6 months after the Participant’s Separation from Service (but not later than permitted under Section 409A for a distribution that is to be made of the first day of the calendar quarter that begins immediately following the Valuation Date).

If the Participant’s Vested LRP Account balance is zero on his or her Separation from Service, the Participant shall be deemed to have received a distribution on his or her Separation from Service equal to zero dollars.

(b)        Distributions Upon Death. Notwithstanding Subsection (a), if a Participant dies, the Participant’s Vested LRP Account shall be distributed in accordance with the following terms and conditions:

(1)        Upon a Participant’s death, the Participant’s Vested LRP Account shall be valued as of the Valuation Date that occurs on or immediately following the date of the Participant’s death, and the Vested LRP Account shall be distributed in a single lump sum as soon as administratively practicable thereafter (but not later than permitted under Section 409A for a distribution that is to be made of the first day of the calendar quarter that begins immediately following the Valuation Date). Amounts paid following a Participant’s death shall be paid to the Participant’s Beneficiary.

(2)        Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is distributed. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

5.04	Valuation.

In determining the amount of any individual distribution pursuant to Section 5.03, the Participant’s LRP Account shall continue to be credited with earnings (whether positive or negative) as specified in Section 5.01(d) until the Valuation Date that is used in determining the amount of the distribution under Section 5.03.

5.05	Forfeiture of LRP Benefit.

Notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited Misconduct, the Participant shall forfeit the entire balance of his or her LRP Account, and his or her LRP Account balance shall be reduced to reflect such forfeiture. However, as of and following the occurrence of a Change in Control, no Participant’s LRP Account shall be subject to the forfeiture provided in the foregoing sentence.

5.06	FICA Taxes and LRP Account Reduction.

(a)         Calculation of FICA Taxes. For each Plan Year in which a Participant’s Account (or portion of the Account) vests pursuant to Section 5.02 or the Appendix, the Company shall calculate the applicable FICA taxes that are due and shall pay such FICA taxes to the applicable tax authorities as provided by Treasury Regulation Section 31.3121(v)(2)-1. The amount of the applicable FICA taxes that are the responsibility of the Participant pursuant to Code Section 3101 shall be paid from the Participant’s LRP Account as provided in Subsection (b).

(b)        Reduction in LRP Account Balance. Effective as of each Allocation Date in a Plan Year for which FICA taxes are paid for a Participant pursuant to Subsection (a), the Company shall withhold such FICA taxes from the Participant’s LRP Account and reduce the Participant’s LRP Account balance by the following amount –

(1)        The amount of the applicable FICA taxes calculated by the Company that are the responsibility of the Participant pursuant to Code Section 3101 (the “FICA Amount”), plus

(2)        The amount of Federal, state and local income taxes that are due on the distribution of the FICA Amount from the Participant’s LRP Account, which net of its own Federal, state and local income taxes, is sufficient to enable the Company to pay the full FICA Amount from the Participant’s LRP Account to the applicable tax authorities.

The amount calculated pursuant to this Subsection shall be final and binding on the Participant and shall reduce the Participant’s LRP Account effective as of each applicable Allocation Date for which a FICA Amount is paid.

ARTICLE VI – PLAN ADMINISTRATION

6.01	Plan Administrator.

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

6.02	Powers of the Plan Administrator.

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the power:

(a)       To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b)       To exercise its discretionary authority to make all decisions regarding eligibility, participation and benefits, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ LRP Accounts;

(c)       To compute and certify to the Employer the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)	To authorize all disbursements by the Employer pursuant to this Plan;

(e)       To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)        To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)       To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h)       To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(i)        To perform any other acts or make any other decisions with respect to the Plan as it deems are appropriate or necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters shall be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

6.03	Compensation, Indemnity and Liability.

The Plan Administrator shall serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Employer. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant LRP Accounts, thereby reducing the obligation of the Employer. No member of the Plan Administrator, and no individual acting as the delegate of the Plan Administrator, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employer shall indemnify and hold harmless each member of the Plan Administrator and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Plan Administrator against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her service as the Plan Administrator (or his or her serving as the delegate of the Plan Administrator), excepting only expenses and liabilities arising out of his or her own willful misconduct.

6.04	Taxes.

If the whole or any part of any Participant’ s LRP Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. If such withholding is made from a Participant’s Plan distribution (or the Participant’s LRP Account), the amount of such withholding will reduce the amount of the Plan distribution (or the Participant’s LRP Account). To the extent practicable, the Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. In addition, to the extent required by Section 409A amounts deferred under this Plan shall be reported on the Participants’ Forms W-2. Also, any amounts that become taxable hereunder shall be reported as taxable wages on a Participant’s Form W-2.

6.05	Records and Reports.

The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and government regulations issued thereunder relating to records of Participants’ service and benefits, notifications to Participants; reports to, or registration with, the Internal Revenue Service; reports to the Department of Labor; and such other documents and reports as may be required by ERISA.

6.06	Rules and Procedures.

The Plan Administrator may adopt such rules and procedures as it deems necessary, desirable, or appropriate. To the extent practicable and as of any time, all rules and procedures of the Plan Administrator shall be uniformly and consistently applied to Participants in the same circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary and the legal counsel of the Plan Administrator or the Company.

6.07	Applications and Forms.

The Plan Administrator may require a Participant or Beneficiary to complete and file with the Plan Administrator an application for a distribution and any other forms (or other methods for receiving information) approved by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator. The Plan Administrator may rely upon all such information so furnished it, including the Participant’s or Beneficiary’s current mailing address, age and marital status.

6.08	Conformance with Section 409A.

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of benefits under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the Pre-409A Program. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the Pre-409A Program. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the Pre-409A Program shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VII – CLAIMS PROCEDURES

7.01	Claims for Benefits.

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator shall notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of extension shall indicate the reasons for the extension and the date by which the Plan Administrator expects to make a determination. Any notice of a denial of benefits shall be in writing and drafted in a manner calculated to be understood by the Claimant and shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to have his or her claim for benefits reviewed on appeal.

7.02	Appeals.

Each Claimant whose claim for benefits has been denied may file a written request for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the written notice denying his or her claim. Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the claim, including the opportunity to submit written comments, documents, records and other information relevant to the claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether they were submitted or considered at the initial determination. The decision of the Plan Administrator shall be made within 60 days after receipt of a request for review and will be communicated in writing and in a manner calculated to be understood by the Claimant. Such written notice shall set forth the basis for the Plan Administrator’s decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. Any notice of extension shall indicate the reasons for the extension and the date by which the Plan Administrator expects to make a determination.

7.03	Review in Court.

Any claim referenced in this Article that is reviewed by a court, arbitrator or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator. In addition, any such review shall be conditioned on the Claimants having fully exhausted all rights under this Article.

7.04	Special Claims Procedures for Disability Determinations.

Notwithstanding Sections 7.01 and 7.02, if the claim or appeal of the Claimant relates to benefits while a Participant is disabled, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3). These provisions include the following:

(a)         If the Plan Administrator wholly or partially denies a Claimant’s claim for disability benefits, the Plan Administrator shall provide the Claimant, within a 45-day response period following the receipt of the claim by the Plan Administrator, a comprehensible written notice setting forth (1) the basis for the denial, (2) any additional material or information necessary for the Claimant to perfect his or her claim, and (3) the steps which the Claimant must take to have his or her claim for benefits reviewed on appeal. If, for reasons beyond the control of the Plan Administrator, an extension of time is required for processing the claim, the Plan Administrator will send a written notice of the extension, an explanation of the circumstances requiring extension and the expected date of the decision before the end of the 45-day period. The Plan Administrator may only extend the 45-day period twice, each in 30-day increments. If at any time the Plan Administrator requires additional information in order to determine the claim, the Plan Administrator shall send a written notice explaining the unresolved issues that prevent a decision on the claim and a listing of the additional information needed to resolve those issues. The Claimant will have 45 days from the receipt of that notice to provide the additional information, and during the time that a request for information is outstanding, the running of the time period in which the Plan Administrator must decide the claim will be suspended.

(b)       If the Plan Administrator denies all or part of a claim, further review of the claim is available upon written request by the Claimant to the Plan Administrator within 180 days after receipt by the Claimant of written notice of the denial. Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the claim, including the opportunity to submit written comments, documents, records and other information relevant to the claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 45 days after receipt of the request for review, unless circumstances beyond the control of the Plan Administrator warrant an extension of time not to exceed an additional 45 days. If this occurs, written notice of the extension will be furnished to the Claimant before the end of the initial 45-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the Claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

ARTICLE VIII – AMENDMENT AND TERMINATION

8.01	Amendment to the Plan.

The Company, or its delegate, has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the terms and conditions of LRP Benefits, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the balance of a Participant’s Vested LRP Account as of the date such amendment is adopted. In addition, the Company shall have the limited right to amend the Plan at any time, retroactively or otherwise, in such respects and to such extent as may be necessary to fully qualify it under existing and applicable laws and regulations, and if and to the extent necessary to accomplish such purpose, may by such amendment decrease or otherwise affect benefits to which Participants may have already become entitled, notwithstanding any provision herein to the contrary.

The Company’s right to amend the Plan shall not be affected or limited in any way by a Participant’s Retirement or other Separation from Service. In addition, the Company’s right to amend the Plan shall not be affected or limited in any way by a Participant’s death or Disability. Prior practices by the Company or an Employer shall not diminish in any way the rights granted the Company under this Section. Also, it is expressly permissible for an amendment to affect less than all of the Participants covered by the Plan.

Any amendment shall be in writing and adopted by the Company or an officer of the Company who is authorized for this purpose. All Participants and Beneficiaries shall be bound by such amendment.

Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

8.02	Termination of the Plan.

The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any state). Termination of the Plan shall be binding on all Participants (and a partial termination shall be binding upon all affected Participants), but in no event may such termination reduce the balance of a Participant’s Vested LRP Account at the time of the termination. If this Plan is terminated (in whole or in part), the affected Participants’ Vested LRP Accounts may either be paid in a single lump sum immediately, or distributed in some other manner consistent with this Plan, as provided by the Plan termination resolution. The Company’s rights under this Section shall be no less than its rights under Section 8.01. Thus, for example, the Company may amend the Plan pursuant to the third sentence of Section 8.01 in conjunction with the termination of the Plan, and such amendment will not violate the prohibition on reducing a Participant’s Vested LRP Account under this Section 8.02. This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 8.01.

ARTICLE IX – MISCELLANEOUS

9.01	Limitation on Participant Rights.

Participation in this Plan does not give any Participant the right to be retained in the Employer’s or Company’s employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of benefits as provided herein.

9.02	Unfunded Obligation of Individual Employer.

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of his or her Employer with respect to benefits granted hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for benefits made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

9.03	Other Benefit Plans.

This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax-favored treatment.

9.04	Receipt or Release.

Any payment to a Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.05	Governing Law.

This Plan shall be construed, administered, and governed in all respects in accordance with ERISA and, to the extent not preempted by ERISA, in accordance with the laws of the State of Kentucky. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.06	Adoption of Plan by Related Employers.

The Plan Administrator may select as an Employer any division of the Company, as well as any member of the YUM! Organization, and permit or cause such division or organization to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

9.07	Rules of Construction.

The provisions of this Plan shall be construed according to the following rules:

(a)         Gender and Number. Whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other.

(b)        Examples. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

(c)         Compounds of the Word “Here”. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.

(d)       Effect of Specific References. Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provisions, is less complete or broad.

(e)       Subdivisions of the Plan Document. This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs and clauses. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by Arabic numbers in parentheses. Subparagraphs are designated by lower-case roman numerals in parenthesis. Clauses are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar reading shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

(f)         Invalid Provisions. If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

9.08	Successors and Assigns; Nonalienation of Benefits.

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the LRP Account of a Participant are not (except as provided in Sections 5.05, 5.06 and 6.04) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Vested LRP Account of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

9.09	Facility of Payment.

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

IN WITNESS WHEREOF, this 409A Program is hereby adopted and approved by the Company’s duly authorized officer to be effective as stated herein.

YUM! BRANDS, INC.

By:_________________________________

Name: Anne P. Byerlein
Title: Chief People Officer

APPENDIX

This Appendix modifies particular terms of this Plan document as it may apply to certain groups and situations. Except as specifically modified in this Appendix, the foregoing main provisions of this Plan document shall fully apply in determining the rights and benefits of Participants. In the event of a conflict between this Appendix and the foregoing main provisions of this Plan document, the Appendix shall govern.

APPENDIX ARTICLE A – LRP BENEFITS FOR CERTAIN PARTICIPANTS

A.01	Scope.

This Article A provides special rules that relate to certain Participants in the Plan. This Article A applies only to the following Class I Appendix Participants and Class II Appendix Participants listed as follows –

(a)         Class I Appendix Participants are Scott Bergren, Clyde Leff, Micky Pant, Robert Lauber and Michael Liewen; and

(b)         Class II Appendix Participants are Brian Niccol, Angelia Pelham, Misty Reich, Patrick Grismer, Douglas Hasselo and William Pearce.

A.02	Allocation Date for Class I Appendix Participants.

(a)         From and After January 1, 2007. Beginning from and after January 1, 2007, the Allocation Date listed in Article II shall apply to each Class I Appendix Participant.

(b)         Plan Years Prior to January 1, 2007. Except as provided in Subsection (c) below, for Plan Years prior to January 1, 2007, the Allocation Date for a Class I Appendix Participant shall be each anniversary of a Class I Appendix Participant’s date of hire by his or her Employer beginning with the first anniversary that is one (1) year after his or her date of hire. A Class I Appendix Participant shall also have an Allocation Date on his or her Termination Date.

(c)         Transition Rules for 2006. For the 2006 Plan Year, each Class I Appendix Participant shall have two (2) Allocation Dates during the 2006 Plan Year. The first Allocation Date shall be as provided in Subsection (b) above. The second Allocation Date shall be as of the last business day of the 2006 Plan Year. In determining the Employer Credit amount for each Allocation Date during 2006, the Plan Administrator shall use the Class I Appendix Participant’s annualized Base Compensation in effect on each Allocation Date (and shall not prorate the compensation if the Class I Appendix Participant received an increase in Base Compensation during the applicable period). In addition, for the second Allocation Date (which shall be on the last business day of the 2006 Plan Year) the Class I Appendix Participant’s Base Compensation that shall be used shall be equal to the Class I Appendix Participant’s annualized Base Compensation in effect on the second Allocation Date multiplied by the Class I Appendix Participant’s fractional Year of Participation earned from the period beginning from the first Allocation Date and ending on the second Allocation Date.

A.03	Employer Credit for Class I Appendix Participants.

(a)         Employer Credit Percentage. In lieu of the Employer Credit Percentage under Section 5.01(b), a Class I Appendix Participant’s Employer Credit Percentage (and his or her “Maximum Years of Employer Credits” in Subsection (b)(2)(vi) below) shall be equal to the following –

Class I Appendix Participant	Employer Credit Percentage	Maximum Years of Employer Credits
Scott Bergren	28%	7
Clyde Leff	20%	9
Micky Pant	20%	12
Robert Lauber	16%	20
Michael Liewen	20%	12

The Employer Credit Percentage listed above shall remain the same during the Class I Appendix Participant’s participation in the Plan and shall not change due to a change in his or her employment level or age.

(b)	Employer Credit Amount.

(1)        General Rule. In lieu of the provisions under Section 5.01(c), a Class I Appendix Participant’s Employer Credit shall be determined by the Plan Administrator by converting the Employer Credit Percentage into a dollar amount by multiplying the Employer Credit Percentage by the Class I Appendix Participant’s Base Compensation (as modified in paragraph (2) below), thereafter crediting the resulting product to the Class I Appendix Participant’s LRP Account. The Employer Credit shall be determined by the Plan Administrator as soon as administratively practicable after each Allocation Date and shall be credited to the Class I Appendix Participant’s LRP Account effective as of the Allocation Date. The calculation of the Employer Credit by the Plan Administrator shall be conclusive and binding on all Class I Appendix Participants (and their Beneficiaries).

(2)         Operating Rules. The following operating rules shall apply for purposes of determining a Class I Appendix Participant’s Employer Credit under this Subsection (b):

(i)         The Plan Administrator shall use the Class I Appendix Participant’s annualized Base Compensation in effect on the Allocation Date (and shall not prorate the compensation if the Class I Appendix Participant received an increase in Base Compensation during the applicable period).

(ii)        If a Class I Appendix Participant has less than one (1) Year of Participation measured from the last Allocation Date for which the Class I Appendix Participant received an Employer Credit to the current Allocation Date (e.g., as may apply upon the Class I Appendix Participant’s Termination Date), the Class I Appendix Participant’s Base Compensation that shall be used shall be equal to the Class I Appendix Participant’s annualized Base Compensation multiplied by the Class I Appendix Participant’s fractional Year of Participation for such period.

(iii)       The transition rules in Section A.02 for the 2006 Plan Year shall apply.

(iv)       The rules of Section 5.01(c)(2)(iii) shall apply (i.e., the rules on Employer Credits during an Authorized Leave of Absence); provided, however, an Employer Credit for a Class I Appendix Participant shall only be based on his or her Base Compensation.

(v)         Notwithstanding anything in the Plan or the Appendix to the contrary, a Class I Appendix Participant shall not receive an Employer Credit using his or her applicable Bonus Compensation.

(vi)       A Class I Appendix Participant shall not receive an Employer Credit under the Plan after the Class I Appendix Participant’s LRP Account has been credited with the “Maximum Years of Employer Credits” listed in the chart in Subsection (a) above (i.e., after the applicable number of full Years of Participation as an active Participant in the Plan). For this purpose, all of a Class I Appendix Participant’s Years of Participation shall be counted (including Years of Participation before a break in service), and fractional Years of Participation shall be aggregated into full Years of Participation.

A.04	Special Interim Earnings Rate for Class I Appendix Participants.

Notwithstanding Section 2.11(b), the Earnings Rate for Class I Appendix Participants for the period prior to January 1, 2007 shall be the Earnings Rate provided in Section 2.11(a) (i.e., 6% per annum). Beginning from and after January 1, 2007, the Earnings Rate for Class I Appendix Participants shall be as provided in Section 2.11(b) (i.e., 5% per annum), subject to adjustment in Section 5.01(d).

A.05	Vesting for Class I Appendix Participants.

In lieu of Section 5.02(b), a Class I Appendix Participant’s LRP Account shall become vested and nonforfeitable as follows:

(a)         For Scott Bergren, his LRP Account shall become vested and nonforfeitable as follows:

Years of Service	Vested Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

(b)         For all Class I Appendix Participants other than Scott Bergren, their LRP Accounts shall become 100% vested and nonforfeitable after five (5) Years of Service.

A.06	Initial Eligibility Date for Class II Appendix Participants.

Each Class II Appendix Participant’s initial eligibility date under Section 3.02(b) shall be July 1, 2006.

A.07	Employer Credit Percentage for Class II Appendix Participants.

In lieu of the Employer Credit Percentage under Section 5.01(b), a Class II Appendix Participant’s Employer Credit Percentage shall be equal to the following –

Class II Appendix Participant Level as of Allocation Date	Employer Credit Percentage
Level 14	7.0%
Level 15	8.0%
Level 16	9.0%
Leadership Team (LT)	9.5%
Partner Counsel (PC)	11.5%

The Employer Credit Percentage listed above shall be used for all Allocation Dates for a Class II Appendix Participant that occur while the Class II Appendix Participant is earning Years of Service under the Plan that is prior to a break in service. The Class II Appendix Participant shall be assigned the corresponding Employer Credit Percentage for a Plan Year based upon his or her level status as of the Allocation Date, regardless of whether the Class II Appendix Participant was at that level for the entire Plan Year. The amount of the Employer Credit shall then be calculated under the provisions of Section 5.01(c).